Exhibit 99.1

Ingles Markets, Incorporated CFO Ron Freeman to Retire

ASHEVILLE, N.C.--(BUSINESS WIRE)--December 27, 2021--Ingles Markets, Incorporated (NASDAQ: IMKTA) announced today that its vice president-finance and chief financial officer, Ronald B. Freeman is retiring effective February 16, 2022. As a result, Mr. Freeman will not be standing for reelection to the Company’s board of directors.

Mr. Freeman has been employed by Ingles for 17 years as its CFO and a member of its board of directors. Mr. Robert P. Ingle II, chairman of the board, stated, “We regret that Ron Freeman is retiring from the Company. He is a person of the highest caliber and utmost integrity who has been a loyal and dedicated member of our team. We have benefited greatly from his counsel and we are grateful for the Company’s strong financial position that has been created under his stewardship. We wish him the best of luck in his retirement.”

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

Contacts

Ingles Markets, Inc.
Ron Freeman, Chief Financial Officer
rfreeman@ingles-markets.com
(828) 669-2941 (Ext. 223)